UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Bed Bath & Beyond Inc.

(Name of Registrant as Specified in Its Charter)

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The following information supplements the proxy statement (the “Proxy Statement”) of Bed Bath & Beyond Inc. (the “Company”, “we” or “us”) provided to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2017 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting is scheduled to be held on Thursday, June 29, 2017, at 9:00 a.m. Eastern Time at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960. This supplement to the Proxy Statement (this “Supplement”) is being filed with the Securities and Exchange Commission (the “SEC”) on June 22, 2017. Capitalized terms used in this Supplement and not otherwise defined have the meaning given to them in the Proxy Statement

Supplemental Disclosure in Response to Recommendations by Proxy Advisory Firm Institutional Shareholder Services (“ISS”)

At the Annual Meeting, you are being asked to vote, among other things, on (i) the election of ten nominees as directors of the Company (Proposal 1) and (ii) the approval, by non-binding vote, of the 2016 compensation paid to the Company’s Named Executive Officers (Proposal 3). The Board recommends that you vote “FOR” each nominee in Proposal 1 and “FOR” Proposal 3.

We are writing to further explain the Board’s recommendations, in light of the unfavorable recommendations recently published by ISS, specifically relating to the nominations of the Board members who serve on our Compensation Committee in Proposal 1, and on the 2016 compensation program in Proposal 3.

The Company strongly disagrees with ISS’s recommendations, for a number of reasons, and asks our shareholders to consider the following points:

●	Our Compensation Committee has accelerated its on-going efforts to better align the Company’s compensation practices with the Company’s performance. Over the past several years, the Compensation Committee and Board have made substantial improvements to the Company’s compensation practices, focusing, among other things, on significant reductions in CEO total target compensation and important improvements to the overall structure of incentive compensation. These actions have been in response to shareholder concerns regarding magnitude of CEO pay and support of more long-term performance-based awards.

For 2017, based on the extensive discussions described below with shareholders and other factors, the Compensation Committee and Board have accelerated this process. They have continued to make significant reductions in CEO total target compensation and to increase the emphasis on long-term performance by adjusting the weighting of the three-year performance goal for Performance Stock Units (“PSUs”) (from 50% to 75%). In addition, they have also broadened and deepened these improvements, including steps which resulted in significant reductions in the salary and equity compensation of the Company’s Co-Chairmen and the compensation of all non-employee directors, and no increases in the compensation of almost all executives other than the CEO and Co-Chairmen (whose compensation has been significantly reduced).

Specifically, the Company responded to shareholder concerns with the following key adjustments to 2017 executive compensation:

●	Reduced the value of CEO target compensation by approximately $2.35 million, or by approximately 14%. This reflects a reduction of approximately $1 million in 2017 equity compensation awards, as well as a discount applied to the CEO’s grant of 2017 PSUs by virtue of the newly required two-year post-vesting holding period described below.

In total, since fiscal 2015, the value of annual CEO target compensation has been reduced by approximately $5 million, or by an aggregate of approximately 26%.

●	Reduced the combined salary and equity compensation of the Company’s Co-Chairmen by approximately 50%, or approximately $3.1 million, as a result of the election by the Co-Chairmen under their employment agreements to commence “senior status,” and reductions in equity compensation by the Compensation Committee in consultation with the Co-Chairmen. The Co-Chairmen intend to remain actively involved with the business of the Company.

●	Reduced the compensation of each non-employee director by $19,000.

●	Adopted a two-year post-vesting holding period for the CEO of shares acquired on vesting of 2017 PSUs, net of withholding taxes, resulting in a reduction in the value of CEO equity compensation of approximately $1.35 million.

●	No increase in target compensation for all executive officers and other senior officers reporting to the CEO, other than an increase in equity awards for the Chief Financial Officer who was promoted to her current position just three years ago.

●	No increase in total compensation for other executives, including all vice presidents, with minor exceptions.

●	Improved the PSU performance-based equity program by, among other things, adjusting the weighting of three-year and one-year performance goals from 50/50 to 75/25, respectively, continuing the trend of increasing the weighting of the three-year goal.

In this context, it is also worth noting that a different proxy advisory firm, Glass Lewis & Co. (“Glass Lewis”), has recommended a vote “FOR” the 2016 compensation paid to the Company’s Named Executive Officers (Proposal 3), recognizing the “substantial improvements” to the Company’s executive compensation program, including the reduction in target CEO compensation, the maintenance of his base salary at the same level for a fourth consecutive year, the reduction in compensation of the Company’s Co-Chairmen, the adoption of post-vesting holding periods for the CEO’s PSUs, the adjustments to PSUs to more heavily weight three-year performance, and adding an EBIT margin metric and TSR limiter to PSU awards. The Compensation Committee believes that its compensation policies, including the changes to 2017 executive compensation, align the long-term interests of the Company’s shareholders and its executive officers.

●	Compensation Committee members have been and will continue to be responsive to shareholder concerns on executive compensation, and have joined in the approval by the Board of a $19,000 reduction in the compensation of each outside director. Over the past 12 months, the members of the Compensation Committee have increased their previous high level of communications with shareholders regarding executive compensation and worked to implement the feedback received during these engagement meetings, which included overall positive responses to the incremental changes made to the fiscal 2016 compensation program and a desire to further improve pay-for-performance alignment. Members of the Committee met or spoke with shareholders representing approximately 56% of the Company’s shares and attempted to engage with shareholders representing approximately 75% of such shares. They continue to clearly qualify as independent directors, including as “independent outside directors” under ISS standards. During 2016, the Compensation Committee held ten meetings, in addition to ten meetings of the Board. Members of the Compensation Committee also engaged in numerous discussions regarding executive compensation among Committee and Board members, with independent compensation consultants and independent counsel, and others, and as part of the numerous meetings and telephone conferences held during shareholder outreach.

The Compensation Committee is committed to continuing its shareholder outreach and will continue to incorporate the ideas from such outreach in making future improvements to the Company’s executive compensation program.

Our Compensation Committee members joined in the approval by the Board of Directors for fiscal 2017 of a $19,000 reduction in the compensation of each non-employee director. They have devoted the past year to addressing shareholder concerns in the Company’s executive compensation program, in addition to their other Board duties, and have accelerated their on-going efforts to improve the Company’s compensation practices. ISS has demonstrated no reason why Messrs. Adler or Barshay or Ms. Morrison should not continue to serve on the Board.

In further support of the Company’s position, it notes that Glass Lewis also recommended a vote “FOR” all ten nominees in Proposal 1, again recognizing the substantial improvements that the Compensation Committee and the Board have made to the Company’s compensation program. Glass Lewis specifically acknowledges the Compensation Committee’s efforts in “reducing target CEO pay for a second year in a row and maintaining his base salary for a fourth consecutive year, reducing the compensation of the co-chairmen, adopting post-vesting holding periods for the CEO’s PSUs, adjusting weightings for PSUs to more heavily weight three-year performance, and adding an EBIT margin metric and TSR limiter to PSU awards.”

Based on the foregoing reasons, as well as the discussion in the Company’s proxy statement for the 2017 Annual Meeting, the Board recommends that you vote “FOR” each nominee in Proposal 1 and “FOR” Proposal 3.

Supplemental Disclosure Concerning Re-Approval of Performance Goals under the 2012 Incentive Compensation Plan (Proposal 5)

The disclosure under the heading “Eligibility and Types of Awards” in “PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN” on page 48 of the Proxy Statement is supplemented by the addition of the paragraph below.

The approximate number of employees is 65,000, the approximate number of consultants is 400 and our Board consists of seven non-employee directors.

The disclosure under “PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN” of the Proxy Statement is supplemented by the addition of the information below.

Purpose of the 2012 Plan

The 2012 Plan states that its purpose is, among other things, to enhance the profitability and value of the Company for the benefit of its shareholders by enabling the Company to offer employees, consultants and non-employee directors stock-based and other incentives, thereby creating a means to raise the level of equity ownership by such individuals and provide other incentives to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s shareholders.

The fourth paragraph under “PROPOSAL 5—RE-APPROVAL OF THE PERFORMANCE GOALS UNDER THE COMPANY’S 2012 INCENTIVE COMPENSATION PLAN” on page 48 of the Proxy Statement is amended and restated to omit a sentence, as reflected below.

The Board recommends that shareholders re-approve the performance goals under the 2012 Plan. ~~If the requisite shareholder approval of the performance goals is not obtained, we may continue to grant awards under the 2012 Plan in accordance with its current terms.~~ However, certain awards under the Plan may not constitute “performance-based” compensation under Section 162(m) of the Code and accordingly, may not be tax deductible by the Company depending on the facts and circumstances.

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